EXHIBIT 5
Gloria Santona
Executive Vice President
General Counsel and Secretary
McDonald’s Corporation
2915 Jorie Boulevard
Oak Brook, IL  60523
(630) 623-3373
gloria.santona@us.mcd.com

December 9, 2015

McDonald’s Corporation
One McDonald’s Plaza
Oak Brook, Illinois 60523

Re:	McDonald’s Corporation
Registration Statement on Form S-3 -
Issuance of U.S.$750,000,000 of 2.100% Medium-Term Notes Due 2018
Issuance of U.S.$1,000,000,000 of 2.750% Medium-Term Notes Due 2020
Issuance of U.S.$1,750,000,000 of 3.700% Medium-Term Notes Due 2026
Issuance of U.S.$750,000,000 of 4.700% Medium-Term Notes Due 2035
Issuance of U.S.$1,750,000,000 of 4.875% Medium-Term Notes Due 2045

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-3 (Registration No. 333-205731) (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”) filed by McDonald’s Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 17, 2015. I further refer to the Prospectus Supplement for Medium-Term Notes filed by the Company with the SEC, dated July 17, 2015 (the “Prospectus Supplement”), and the Pricing Supplement Nos. 1 through 5, each dated December 2, 2015 (the “Pricing Supplements”), relating to the issuance and sale of (i) U.S.$750,000,000 of the Company’s 2.100% Medium-Term Notes Due 2018; (ii) U.S.$1,000,000,000 of the Company’s 2.750% Medium-Term Notes Due 2020; (iii) U.S.$1,750,000,000 of the Company’s 3.700% Medium-Term Notes Due 2026; (iv) U.S.$750,000,000 of the Company’s 4.700% Medium-Term Notes Due 2035; and (v) U.S.$1,750,000,000 of the Company’s 4.875% Medium-Term Notes Due 2045, respectively. The notes described in the Pricing Supplements shall, collectively, be referred to as the “Notes.” As described in the Prospectus and the Prospectus Supplement, the Notes are being issued under the Company’s Indenture, dated as of October 19, 1996 (the “Indenture”), as supplemented through the date hereof, by and between the Company and U.S. Bank National Association (formerly, First Union National Bank), as trustee, which Indenture is governed by Illinois law.
I am the Corporate Executive Vice President, General Counsel and Secretary of the Company and an attorney licensed to practice law in the State of Illinois, and my opinion is expressly limited to the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

I, or individuals under my supervision and direction, have examined the Registration Statement; the Prospectus; the Prospectus Supplement; the Pricing Supplements; the Indenture; the Notes in global form; the Distribution Agreement, by and among the Company and the agents named therein, dated

September 28, 2009 (including the form of terms agreement therein), as amended; the Terms Agreements, by and among the Company and the agents named therein, each dated December 2, 2015, governing the issuance and sale of the Notes; the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, as currently in effect; and the corporate proceedings of the Board of Directors of the Company. I, or such individuals, have also examined such other records, documents and questions of law as I have considered relevant and necessary as a basis for the opinion set forth below.
In rendering the opinion set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had at all relevant times and have the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments were at all relevant times and are the valid, binding and enforceable obligations of such parties. As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials.
Based on the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, it is my opinion that the Notes have been duly authorized by all necessary corporate action of the Company and are valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof.

My opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.
I do not find it necessary for the purposes of this letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states or other jurisdictions to the Notes.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” By giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Gloria Santona
Gloria Santona
Corporate Executive Vice President, General Counsel and Secretary